Exhibit 99-B


                       [Deloitte & Touche LLP Stationery]


December 26, 1996

Baby Superstore, Inc.
Duncan, South Carolina

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Baby Superstore, Inc. for the periods ended May 1, 1996, July 31, 1996, and October 30, 1996, as indicated in our reports dated May 28, 1996, August 27, 1996, and November 22, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended May 1, 1996, July 31, 1996, and October 30, 1996, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


/s/ Deloitte & Touche LLP
---------------------------
Deloitte & Touche LLP


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